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                                                                       Exhibit 5

                                 April 26, 1999


Access Worldwide Communications, Inc.
12th Floor
2200 Clarendon Boulevard
Arlington, Virginia  22201

Dear Sirs:

     We have acted as counsel for Access Worldwide Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to 1,300,000 shares (the "Shares") of the Company's common stock, $.01 par value, which have been or are to be offered by the Company to employees, directors, consultants and other individuals providing services to the Company or any of its subsidiary or parent corporations pursuant to the Company's 1997 Stock Option Plan (the "Plan").

     In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that, in our opinion, the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan and stock options duly granted thereunder, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement.

                                                       Very truly yours,